Exhibit 23.1

Consent of Independent Petroleum Engineers

To the Board of Directors

Crescent Energy Company:

We have issued our report dated May 12, 2023 on estimates of oil, natural gas and NGL reserves estimates and forecasts of economics of certain leasehold interests of Mesquite Comanche Holdings, LLC and SN EF Maverick, LLC, acquired by Crescent Energy Company, as of December 31, 2022. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein included in or made part of this Current Report on Form 8-K of Crescent Energy Company. Furthermore, we hereby consent to the incorporation by reference in that certain (i) Registration Statement on Form S-3 (File No. 333-269152), as may be amended from time to time, as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 6, 2023, of the report and (ii) Registration Statement on Form S-8 (File No. 333-261604), as may be amended from time to time, as originally filed with the Commission on December 10, 2021, of the report.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

July 17, 2023